Exhibit 99.1

Company Contact:
Ultralife Batteries, Inc.
Robert W. Fishback
(315) 332-7100
bfishback@ulbi.com

Investor Relations Contact:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening
(212) 838-3777
jks@lhai.com

Media Contact:
Lippert/Heilshorn & Associates, Inc.
Chenoa Taitt
(212) 201-6635
ctaitt@lhai.com

                ULTRALIFE BATTERIES, INC. REPORTS SECOND QUARTER
          OPERATING INCOME OF $1.9 MILLION ON REVENUE OF $20.1 MILLION

     - Gross Profit Increases 50% on 30% Revenue Growth Over Prior Quarter -

Newark, NY, August 7, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI) today reported operating income of $1.9 million on record revenues of $20.1 million for its second quarter ended June 28, 2003. Net income was $2.1 million, or $0.16 per diluted share, including $0.4 million of non-cash, non-operating income from foreign currency translation impacts pertaining to intercompany loans. In addition, the Company generated positive operating cash flow (defined as operating income plus depreciation and amortization) of $2.7 million.

Revenues for the second quarter increased 134% to $20.1 million from $8.6 million for the same three-month period in the prior year. The $11.5 million increase was driven by higher shipments of the Company's HiRate(R) batteries, notably the BA-5390 batteries, which are used by military organizations in a variety of communications and weapons systems.

Gross margin for the June 2003 quarter reached $4.7 million, or 24% of revenues, compared with $1.1 million, or 13% of revenues, in the same period a year ago reflecting revenue growth and manufacturing efficiency improvements. Operating expenses were $2.8 million, consistent with last year's level, exclusive of a $14.3 million impairment charge on certain fixed assets. As a result, the Company reported operating income of $1.9 million for the three months ended June 28, 2003 compared to an operating loss of $16.1 million in the prior year. Net income amounted to $2.1 million, or $0.16 per diluted share, compared with a net loss of $16.5 million, or $1.28 per share, for the same period a year ago.

Compared to the first quarter that ended March 29, 2003, the second quarter gross margin grew 50% on a 30% revenue gain, and operating income increased three-fold from $0.6 million to $1.9 million.

For the first six months of 2003, revenues reached $35.5 million, a 104% increase over the $17.4 million in the prior year. This growth was primarily fueled by strong demand for HiRate batteries, in particular the BA-5390, as well as higher 9-volt battery shipments. Operating income was $2.5 million compared to an operating loss of $18.2 million in 2002 that included a $14.3 million asset impairment charge. Net income amounted to $2.5 million in the year-to-date period in 2003, or $0.19 per diluted share, compared with a net loss of $19.3 million in the same six-month period last year, or a loss of $1.52 per share.

"We set a goal at the beginning of this year to sustain profitability starting in the first quarter of 2003, and we are delivering," said Mr. Kavazanjian, president and chief executive officer of Ultralife Batteries. "This quarter's operating and gross margin expansion, and strong revenue growth, demonstrate the positive returns we get from additional revenue and the management team's ability to execute on its near-term growth plans. At the same time, we continue to work toward expanding in other key growth markets, including medical, automotive telematics and rechargeable."

                                     -MORE-

Third Quarter and Full Year Outlook

For the third quarter ending September 27, 2003, management expects operating income to exceed $2.1 million and revenue to reach at least $20.0 million. This compares to an operating loss of $1.9 in the same quarter the year before.

In addition, management has revised its guidance for the full year 2003 and now estimates that operating income and revenue will be approximately $7.0 million and $75.0 million, respectively. This compares with an operating loss of $7.5 million, excluding a $14.3 million asset impairment charge, and revenue of $33.0 million, respectively, in 2002. The guidance management previously provided called for basic earnings per share in the range of $0.35 to $0.45 and revenues of $65.0 million, which assumed operating income in the range of approximately $5.0 million to $6.3 million.

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.

Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001/2000 certified.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on August 7 at www.ultralifebatteries.com/invest.asp. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 800-428-6051, Reservation #300352, starting at 12:00 p.m. ET August 7 until 12:00 p.m. ET August 15.

Ultralife and HiRate are registered trademarks of Ultralife Batteries, Inc.


                                     -MORE-

                            ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)
                                   (unaudited)

--------------------------------------------------------------------------------

                                       Three Month Period Ended     Six Month Period Ended
                                         June 28,    June 30,        June 28,     June 30,
                                           2003        2002            2003        2002
                                         --------    --------        --------    --------
Revenues:
  Battery sales                          $ 19,828    $  8,370        $ 34,840    $ 17,197
  Technology contracts                        282         208             698         243
                                         --------    --------        --------    --------
Total revenues                             20,110       8,578          35,538      17,440

Cost of products sold:
  Battery costs                            15,209       7,305          27,264      15,212
  Technology contracts                        170         188             384         221
                                         --------    --------        --------    --------
Total cost of products sold                15,379       7,493          27,648      15,433
                                         --------    --------        --------    --------

Gross margin                                4,731       1,085           7,890       2,007

Operating expenses:
  Research and development                    646       1,099           1,231       2,137
  Selling, general, and administrative      2,187       1,755           4,149       3,736
  Impairment of long-lived assets              --      14,318              --      14,318
                                         --------    --------        --------    --------
Total operating expenses                    2,833      17,172           5,380      20,191
                                         --------    --------        --------    --------

Operating income (loss)                     1,898     (16,087)          2,510     (18,184)

Other income (expense):
  Interest, net                              (146)       (103)           (237)       (201)
  Equity loss in UTI                           --        (678)             --      (1,179)
  Miscellaneous                               397         362             187         265
                                         --------    --------        --------    --------
Income (loss) before income taxes           2,149     (16,506)          2,460     (19,299)

Income taxes                                   --          --              --          --
                                         --------    --------        --------    --------

Net income (loss)                        $  2,149    $(16,506)       $  2,460    $(19,299)
                                         ========    ========        ========    ========

Earnings (loss) per share - basic        $   0.17    $  (1.28)       $   0.19    $  (1.52)
                                         ========    ========        ========    ========
Earnings (loss) per share - diluted      $   0.16    $  (1.28)       $   0.19    $  (1.52)
                                         ========    ========        ========    ========

Average shares outstanding - basic         12,927      12,920          12,895      12,662
                                         ========    ========        ========    ========
Average shares outstanding - diluted       13,651      12,920          13,266      12,662
                                         ========    ========        ========    ========

                                     -MORE-

                            ULTRALIFE BATTERIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                    (In Thousands, Except Per Share Amounts)
                                   (unaudited)

--------------------------------------------------------------------------------

                                                        June 28,    December 31,
                                 ASSETS                   2003          2002
                                                        --------    ------------
Current assets:
   Cash and investments                                $   1,664      $   1,374
   Trade accounts receivable, net                         13,140          6,200
   Inventories                                             6,729          5,813
   Prepaid expenses and other current assets               1,110            968
                                                       ---------      ---------
     Total current assets                                 22,643         14,355

Property and equipment                                    17,260         15,336

Other assets                                               1,633          1,683
                                                       ---------      ---------

   Total Assets                                        $  41,536      $  31,374
                                                       =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                    $   7,065      $   4,283
   Other current liabilities                               6,476          2,861
                                                       ---------      ---------
      Total current liabilities                           13,541          7,144

Long-term debt and capital lease obligations               1,703          1,987

Shareholders' equity:
   Common stock, par value $0.10 per share                 1,387          1,358
   Capital in excess of par value                        116,876        115,251
   Accumulated other comprehensive loss                   (1,081)        (1,016)
   Accumulated deficit                                   (88,512)       (90,972)
                                                       ---------      ---------
                                                          28,670         24,621
   Less -- Treasury stock, at cost                         2,378          2,378
                                                       ---------      ---------
       Total shareholders' equity                         26,292         22,243
                                                       ---------      ---------

Total Liabilities and Shareholders' Equity             $  41,536      $  31,374
                                                       =========      =========

                                       ###